Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Forms S-3 (Nos. 333-179812, 333-179813-01 and 333-179814-01) and (ii) S-8 (Nos. 333-172170, 333-172582, 333-172584, 333-172606 and 333-172808) of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC) of our report dated February 22, 2012, except with respect to the effects of the reclassification of certain operations to discontinued operations as discussed in Note 1 to the financial statements, as to which the date is May 4, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Kinder Morgan, Inc. dated May 4, 2012.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 4, 2012